EXHIBIT 99.3

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York NY 10036

Report of Independent Accountants

Fleet National Bank ("Fleet"), Servicer
and
Fleet Home Equity Loan, LLC, Depositor

We have examined management's assertion, included in the accompanying Management Report on Internal Control over the Servicing of Securitized Mortgage Loans, that Fleet maintained effective internal control over the servicing of securitized mortgage loans as of March 31, 2004, based upon the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Fleet's management is responsible for maintaining effective internal control over the servicing of the securitized mortgage loans. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over the servicing of the securitized mortgage loans, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatement due to error or fraud may occur and not be detected.Also, projections of any evaluation of internal control over the servicing of securitized mortgage loans to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Fleet maintained effective internal control over the servicing of securitized mortgage loans as of March 31, 2004, is fairly stated, in all material respects, based upon the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopersLLP
May 28, 2004